THIRD AMENDMENT TO
FUND SERVICES AGREEMENT

THIS THIRD AMENDMENT TO FUND SERVICES AGREEMENT (this “Amendment”) is effective as of April 1, 2020, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), and Arrow Investments Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, GFS and the Trust are parties to that certain Fund Services Agreement dated January 18, 2012, as amended (the “Agreement”); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms to modernize the reporting and disclosure of information by registered investment companies (the “Reporting Modernization Rules”); and

WHEREAS, GFS seeks the Trust’s approval of additional fees associated with the preparation and filing of Forms N-PORT and N-CEN as required by the Reporting Modernization Rules to cover the increased cost to GFS of providing such services; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned additional fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Appendix IV to the Agreement hereby is amended by deleting in its entirety paragraph d. under Fund Administration Fees, Section 3, and replacing it with the following new paragraph d.:

d.	Reporting Modernization fees. Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from GFS:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	$2,000-3,000**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	$3,000-4,000**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/Gemini - Equity Funds	$7,500-8,500***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/Gemini - Fixed Income/Other non-Equity Funds	$8,500-$10,000***

** The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.

*** The range is dependent on the requirement that a Fund determine a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds.

2.	Miscellaneous.

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ARROW INVESTMENTS TRUST		GEMINI FUND SERVICES, LLC

By:		By:
	Name: Joseph Barrato		Name: Kevin Wolf
	Title: President		Title: Executive Vice President